UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

$500 Million Five-Year Credit Agreement

On December 15, 2005, PPL Energy Supply, LLC (“PPL Energy Supply”) entered into a $500 Million Five-Year Credit Agreement with Wachovia Bank, National Association (“Wachovia”), as Administrative Agent and Issuing Lender, and the other Lenders party thereto from time to time (the “$500 Million Credit Agreement”). The $500 Million Credit Agreement allows for borrowings at LIBOR-based rates plus a spread, which is based upon PPL Energy Supply’s senior unsecured long-term debt rating. In addition, PPL Energy Supply may request the Issuing Lender under the $500 Million Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity. PPL Energy Supply expects that this credit facility will primarily be used both as a commercial paper backstop and for issuing letters of credit to satisfy collateral requirements of PPL Energy Supply's affiliates. PPL Energy Supply will pay customary commitment and letter of credit issuance fees under the $500 Million Credit Agreement.

The $500 Million Credit Agreement contains the same financial covenants as those included in PPL Energy Supply's existing five-year credit facilities, including a financial covenant requiring PPL Energy Supply’s debt to total capitalization to not exceed 65% (as calculated pursuant to the $500 Million Credit Agreement), and various other covenants that are standard for similar credit agreements. Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the $500 Million Credit Agreement), could result in acceleration of due dates of any borrowings, cash collateralization of outstanding letters of credit and/or termination of the $500 Million Credit Agreement. The $500 Million Credit Agreement also contains certain standard representations and warranties that must be made and certain other conditions must be met for PPL Energy Supply to borrow or to cause the Issuing Lender to issue letters of credit.

$300 Million Five-Year Letter of Credit and Revolving Credit Agreement

Also on December 15, 2005, PPL Energy Supply entered into a $300 Million Five-Year Letter of Credit and Revolving Credit Agreement with Wachovia, as Administrative Agent and Issuing Lender, and the other Lenders party thereto from time to time (the “$300 Million Credit Agreement”). The $300 Million Credit Agreement allows for borrowings at LIBOR-based rates plus a spread. In addition, PPL Energy Supply may request the Issuing Lender under the $300 Million Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity. PPL Energy Supply expects that this credit facility will primarily be used for issuing letters of credit to satisfy collateral requirements of PPL Energy Supply's affiliates.

In connection with its execution of the $300 Million Credit Agreement, PPL Energy Supply also entered into a $300 Million Five-Year Letter of Credit and Reimbursement Agreement with Wachovia’s affiliate, Wachovia Fixed Income Structured Trading Solutions, LLC (“WFIST”), as Administrative Agent and Issuing Lender, and the other Lenders party thereto from time to time (the “Reimbursement Agreement”), pursuant to which PPL Energy Supply will request WFIST to issue a letter of credit (the “Master Letter of Credit”) to Wachovia to support PPL Energy Supply’s reimbursement and repayment obligations under the $300 Million Credit Agreement.

Under both the $300 Million Credit Agreement and the Reimbursement Agreement, PPL Energy Supply will pay customary commitment and letter of credit issuance fees, and it also will pay termination fees to the extent that it reduces the lenders’ commitments thereunder. The two agreements contain financial covenants, representations and warranties and conditions to borrowing substantially similar to those included in the $500 Million Credit Agreement described above. Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the agreements), could result in acceleration of due dates of any borrowings under the $300 Million Credit Agreement, a draw by Wachovia under the Master Letter of Credit and/or termination of the agreements. A draw under the Master Letter of Credit also could be caused by certain other specified credit events relating to PPL Energy Supply. The proceeds of any draw under the Master Letter of Credit will be used by Wachovia to pay or cash collateralize PPL Energy Supply’s reimbursement and repayment obligations that arise under the $300 Million Credit Agreement after the date of any such draw, and interest will accrue on any such drawn amounts (at market-based rates) until PPL Energy Supply reimburses WFIST for such drawn amounts.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10(a) -	$500 Million Five-Year Credit Agreement, dated as of December 15, 2005, among PPL Energy Supply and the banks named therein
	10(b) -	$300 Million Five-Year Letter of Credit and Revolving Credit Agreement, dated as of December 15, 2005, among PPL Energy Supply and the banks named therein
	10(c) -	$300 Million Five-Year Letter of Credit and Reimbursement Agreement, dated as of December 15, 2005, among PPL Energy Supply and the banks named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel James E. Abel Vice President and Treasurer

Dated: December 21, 2005